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                                                            EXHIBIT 11.1

                                DATA DIMENSIONS, INC.
                       CALCULATIONS OF NET INCOME PER SHARE (1)

                                     (Unaudited)

                                            Three Months Ended
                                                 March 31,
                                            1996          1995
                                           ------        ------
Actual weighted average shares
outstanding for the period              3,502,000     2,300,000

Dilutive common stock options
using the treasury stock method           229,000             0
                                       ----------     ---------
    Total shares used in per share
    calculations                        3,731,000     2,300,000
                                       ----------     ---------
Net income                                 $2,000       $24,000
                                       ----------     ---------
Net income per share(2)                     $0.00         $0.01
                                       ----------     ---------

(1) Adjusted to give effect to a 1 for 3 reverse stock split.

(2) Fully diluted earnings per share are not disclosed on the statements of operations for the three month periods ended March 31, 1996 and 1995, since they are not more than three percent different from primary earnings per share.

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